Exhibit 23.1

June 18, 2007

3M Company

3M Center

St. Paul, Minnesota 55144-1000

Re: 3M Company

Medium-Term Notes, Series D

In connection with the Prospectus Supplement dated June 18, 2007 (the “Prospectus Supplement”) to the Prospectus dated June 18, 2007 of 3M company, a Delaware corporation (the “Company”), relating to the offer of up to $3,000,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series E, I hereby consent to the use of my name and confirm to you my opinion as set forth under “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

Very truly yours,

/s/ Lauri B. Ink
Lauri B. Ink
Tax Counsel